Exhibit 99

FOR IMMEDIATE RELEASE

Contact:

Susan Kahn

(612) 761-6735

John Hulbert
(612) 761-6627

TARGET CORPORATION SEPTEMBER SALES INCREASE 6.2 PERCENT

MINNEAPOLIS, October 11, 2007 -- Target Corporation (NYSE:TGT) today reported that its net retail sales for the five weeks ended October 6, 2007 increased 6.2 percent to $5,190 million from $4,885 million for the five-week period ended September 30, 2006. On this same basis, comparable-store sales increased 1.2 percent.

“Our comparable store sales growth in September was below our planned range, particularly in apparel,” said Bob Ulrich, chairman and chief executive officer of Target Corporation. “As a result, we now believe that our full year EPS will be below $3.60.”

For reference, our prior guidance envisioned roughly equal likelihood of earning slightly more or slightly less than $3.60 for the full year 2007. All EPS estimates refer to diluted earnings per share excluding the impact, if any, from a potential sale of our credit card receivables resulting from the current review announced in September 2007.

	Sales	Total Sales	Comparable Stores % Change
	(millions)	% Change	This Year	Last Year
September	$5,190	6.2	1.2	6.7

Quarter-to-date	$9,897	8.7	3.5	4.9

Year-to-date	$37,687	9.1	4.3	4.9

As a reminder, our current sales disclosure practice includes a sales recording on the day of our monthly sales release and one mid-month sales update. Consistent with this practice, a new message was recorded earlier today. Our next sales recording is expected to be issued after the market closes on Monday, October 22, 2007. These recordings may be accessed by calling 612-761-6500.

The statements regarding our full year EPS expectations are forward-looking statements and should be read in conjunction with the cautionary statements in Exhibit (99)A to the company’s 2006 Form 10-K.

Target Corporation’s operations include large, general merchandise and food discount stores and a fully integrated on-line business through which we offer a fun and convenient shopping experience with thousands of highly differentiated and affordably priced items. The company currently operates 1,591 Target stores in 47 states. Target Corporation news releases are available at www.target.com.

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